UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2011

Vistaprint N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands		5928 LW
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 17, 2011, Vistaprint N.V. (“we,” “us” or “Vistaprint”) entered into an Agreement and Plan of Merger dated as of December 16, 2011 among Vistaprint; Vistaprint USA, Incorporated and Woodbridge Acquisition Corporation, indirect, wholly owned subsidiaries of Vistaprint; Webs, Inc. (“Webs”); and Shareholder Representative Services LLC, solely in its capacity as securityholder representative (the “Merger Agreement”). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the conditions in the Merger Agreement, Woodbridge Acquisition Corporation will merge with and into Webs, with Webs as the surviving corporation. Upon consummation of the merger, Webs will become a wholly owned subsidiary of Vistaprint USA, Incorporated.

Under the Merger Agreement, we have agreed to pay approximately $100.0 million in cash and approximately $17.5 million in Vistaprint restricted shares subject to continued employment of Webs’ founding stockholders. Pursuant to the Merger Agreement, $12.75 million of the cash and restricted share consideration to be paid at closing will be deposited into an escrow fund to secure certain obligations of the former securityholders of Webs to indemnify us and to pay us the amount of any shortfall in Webs’ working capital as of the closing date.

The closing of the transaction is subject to customary closing conditions.

This description of the Merger Agreement is not a complete statement of the parties’ rights and obligations under the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as an exhibit to this Report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See the Exhibit Index attached to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2011	VISTAPRINT N.V.

	By:	/s/ Michael C. Greiner
Michael C. Greiner
Chief Accounting Officer

Exhibit Index

Exhibit No.	Description

10.1	Agreement and Plan of Merger dated as of December 16, 2011 among Vistaprint N.V., Vistaprint USA, Incorporated, Woodbridge Acquisition Corporation, Webs, Inc. and Shareholder Representative Services LLC, solely in its capacity as securityholder representative